Exhibit 10.1

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

November 29, 2018

Amin N. Maredia

c/o Sprouts Farmers Market, Inc.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

Re:Resignation as Chief Executive Officer and Director

Dear Amin:

I want to express to you on behalf of the Board of Directors of Sprouts Farmers Market, Inc. (the “Company”) our appreciation for your service to the Company as Chief Executive Officer and a member of the Board of Directors. This Separation Agreement (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your resignation as Chief Executive Officer and Director of the Company. The Company agrees to provide you with certain payments (as set forth in Paragraph 3) as consideration for your agreement to the provisions set forth below, including without limitation a general release of claims in favor of the Company in a form to be provided to you. (the “Release”).

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Amended and Restated Employment Agreement between you and the Company entered into and effective August 6, 2015 (the “Employment Agreement”).

You and the Company agree as follows:

1.	Concluding Employment.

a.

You acknowledge that you hereby resign from employment with the Company and each of its direct or indirect subsidiaries effective December 30, 2018 (the “Separation Date”). You further acknowledge your resignation from the Company’s Board of Directors effective on the Separation Date. The Company hereby accepts your resignation from employment and service on its Board of Directors.

b.	Upon the Separation Date, you will no longer hold any officer or director position, or any other position, with the Company or any of its direct or indirect subsidiaries or its charitable foundation.

c.

During the period commencing on the Separation Date and continuing through March 31, 2019 (the “Consulting Period”), you agree to serve as a consultant to the Company and to perform such services as reasonably requested by the Company (the “Consulting Services”).

d.

The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company except as otherwise provided herein.

2.	Compensation. Your total and final compensation, payments and benefits from the Company shall be as follows (subject to applicable deductions and withholdings):

a.

You will receive your annual Base Salary, payable in accordance with the Company’s payroll practices, and continue to participate in all Company benefit plans in which you currently participate, through the Separation Date.

b.

You will receive a lump sum payment for any reimbursable expenses incurred during the performance of your duties on behalf of the Company that have been incurred, but not paid, as of your Separation Date.

c.	You will receive a lump sum payment for any other benefits or compensation that have been accrued or earned, but not paid, as of your Separation Date.

3.

Consideration. As consideration for, among other things, your provision of the Consulting Services and your compliance with the other terms and conditions of this Agreement, you will be entitled to the following payments and benefits (in each case subject to applicable withholding taxes):

a.

An amount equal to $3,312,468, representing the sum of (i) two times your annual base salary and (ii) the annual bonuses payable to you in respect of 2016 and 2017, payable in installments in accordance with the Company’s regular payroll practices, commencing with the first payroll period after the 6-month anniversary of the Separation Date, and ending with the payroll period coincident with or next following the twenty-four (24) month anniversary of the Separation Date, with the first such installment to include all amounts that would have been paid had installments commenced on the first payroll period following the Separation Date.

b.

You will be eligible to receive an annual bonus for the 2018 fiscal year, determined without regard to your termination of employment and payable in accordance with the Company’s normal payroll procedures at the time 2018 bonuses are paid to its executive officers.

c.

You will receive reimbursement for any premiums you pay for continued health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the twenty-four (24) month period following the Separation Date.

d.

In respect of the vesting of your outstanding RSUs, Restricted Shares, Performance Shares and Stock Options that would otherwise vest in March, 2019, your employment will be treated as continuing through the end of the Consulting Period.

For the avoidance of doubt, all other stock, stock unit and stock option awards that are unvested as of the Separation Date will terminate as of the Separation Date. With respect to any stock options that remain outstanding as of the Separation Date, your employment will be treated as having terminated at the end of the Consulting Period for purposes of determining the period of time during which you may exercise them (e.g., such that such options will terminate no later than the 90th day following March 31, 2019).

4.

Release.  As a condition of your entitlement to the payments and benefits set forth in Paragraph 3, you must timely sign, return and not revoke the Release.  You must sign and return the Release no earlier than the Separation Date, and no later than December 31, 2018.  Once you sign the Release, you will have a period of seven days to revoke it.  The Release will become effective after the expiration of such revocation period, assuming you have not in fact exercised your right to revoke the Release.

5.

No Other Entitlements.  You understand and agree that the compensation, payments and benefits provided for in Paragraph 3 of this Agreement are in excess of those to which you may be entitled from the Company.  Once the Company has made to you the payments provided for in Paragraph 3 of this Agreement, you acknowledge and agree that you will have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, bonus awards, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.

6.

Employment Agreement. The Employment Agreement shall be terminated as of the Separation Date.  Neither you nor the Company will have any further obligation under the Employment Agreement following the Separation Date, including but not limited to severance compensation, provided that your obligations under Sections 6.1 and 6.4, and the Company’s obligations under Section 6.1, will continue in force, as will the procedural provisions of Section 6 that relate to such sections, and the provisions of all such sections are hereby incorporated herein. Except for purposes of Paragraph 3(d) above, you will no longer be deemed an employee of the Company as of the Separation Date.

7.

Confidentiality, Work Product and Non-Competition and Non-Solicitation. You hereby reaffirm your agreement to abide by the terms of the Confidentiality, Non-Competition, and Non-Solicitation Agreement dated as of May 26, 2015.

8.	Permitted Conduct.
a.

Subject to your ethical obligations, the attorney-client privilege, the attorney work product doctrine, and/or any other applicable privileges of the Company, nothing in this Agreement or the Release shall prohibit or restrict you from:  (i) making any disclosure of relevant, necessary and truthful non-privileged information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement or as required by law or legal process or (ii) participating, cooperating, or providing truthful testimony in any charge, action, investigation, or proceeding with, or providing non-privileged information to, any self-regulatory organization, governmental agency or legislative body, or the Company’s Legal Department, provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you give prompt written notice to Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054, attention Chief Legal Officer so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, you acknowledge and agree, however, that pursuant to the Release, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, action, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 3 of this Agreement, to the fullest extent provided by law.

b.

Nothing in this Agreement, the Release, the Confidentiality, Non-Competition, and Non-Solicitation Agreement, or the Employment Agreement, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.	Severability. If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if any portion of this Agreement is held to be overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

10.

Breach of Agreement.  You agree that if you breach any of your commitments contained in this Agreement, it will constitute a material breach as to which the Company may seek all relief available under the law or at equity, and the Company will be relieved of its obligations pursuant to Paragraph 3 of this Agreement. You further acknowledge that your breach of the promises set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and you therefore consent to the issuance of an injunction in favor of the Company enjoining the breach of any of those promises by any court of competent jurisdiction.

11.	Acknowledgments. You hereby acknowledge that:
a.	The Company advises you to consult with an attorney before signing this Agreement or the Release;
b.	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and the Release, or you have knowingly and voluntarily chosen not to do so;
c.

You have had a minimum of twenty-one (21) days to review and consider this Agreement and the Release.  You and the Company agree that changes made to this Agreement and the Release, whether material or immaterial, do not restart the running of this twenty-one (21) day review period;

d.	If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 11(c) above has expired;
e.	You are signing this Agreement and the Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein;
f.	You have a right to revoke the Release by notifying the Company representative designated in Paragraph 14 in writing within seven (7) days of your execution of the Release;

g.

In exchange for your waivers, releases and commitments set forth in this Agreement and the Release, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments and other benefits that you are receiving pursuant to this Agreement (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company ; (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company; and (iii) are just and sufficient consideration for the waivers, releases and commitments set forth in this Agreement and the Release; and

h.	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement or the Release

12.

Section 409A of the Code.  Notwithstanding the other provisions hereof, this letter agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code.  Any amounts payable solely on account of an involuntary separation from service within the meaning of section 409A of the Code shall be excludible from the requirements of section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  Any reimbursements or in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

13.	Miscellaneous.
a.

Entire Agreement.  Subject to Paragraphs 6 and 7, you understand that this Agreement constitutes the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and the Company (including, without limitation, the Employment Agreement (except as set forth in Paragraphs 6 and 7).  No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the execution of this Agreement.

b.

No Admission.  This Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state, or local statute, order, law, ordinance, regulation or the like or common law, breached any contract or committed any wrong whatsoever against you.

c.

Construction.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

d.	Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
e.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona without regard to the principles of conflicts of law.
f.

Headings and Captions.  The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

14.

Acceptance.  You may accept this Agreement by signing it and returning it to Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054, Attention:  Chief Legal Officer.  In the event you do not accept this Agreement or the Release, or you revoke the Release, this Agreement shall be deemed automatically null and void, and the Company shall have no obligations hereunder, including but not limited to an obligation to provide the payments and benefits pursuant to Paragraph 3.

15.

Counterparts.  This letter may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Sincerely,

SPROUTS FARMERS MARKET, INC.

By:      /s/ Brandon Lombardi

Name:Brandon Lombardi

Title:Chief Human Resources and Legal Officer

UNDERSTOOD, AGREED TO

AND ACCEPTED WITH THE

INTENTION TO BE LEGALLY BOUND:

/s/ Amin Maredia

Amin Maredia

Date: November 29, 2018